Exhibit 99.1

SWK Holdings Corporation Announces Financial Results for First Quarter 2024

Conference Call and Live Audio Webcast Scheduled for Thursday, May 16, 2024, at 10:00 a.m. ET

Corporate Highlights

•	First quarter 2024 GAAP net income was $0.9 million, compared with net income of $4.6 million or $0.36 per share, for the first quarter 2023
•	First quarter 2024 finance receivables segment adjusted non-GAAP net income was $2.7 million, compared with adjusted non-GAAP net income of $7.3 million for the first quarter 2023
•	As of March 31, 2024, gross finance receivables were $274.5 million, a 10.3% increase from March 31, 2023
•	As of March 31, 2024, book value per share was $22.46
•	As of March 31, 2024, non-GAAP tangible financing book value per share was $19.69
•	First quarter 2024 finance portfolio effective yield was 14.2%, a 130-basis-point decrease from March 31, 2023
•	During first quarter 2024, Enteris signed the Option and Asset Purchase Agreement with a strategic partner and Enteris received the first low-single digit million option fee in April 2024
•	SWK repurchased 58,298 shares of common stock during the first quarter 2024 for a total cost of approximately $1.0 million

Dallas, TX, May 15, 2024 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science-focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the first quarter ended March 31, 2024.

“During the first quarter, our finance segment generated a 10.3% year-over-year increase in gross finance receivables to $274.5 million coupled with a 14.2% effective yield, and a 16.3% realized yield. This led to a 23.7% year-over-year increase in segment revenue to $11.5 million, which is near an all-time high,” stated Jody Staggs, President and CEO of SWK. “The strong revenue growth enabled our finance segment to remain profitable in the quarter generating $0.9 million of GAAP net income and $2.7 million of adjusted non-GAAP net income despite a $6.0 million impairment to our loan book.”

Mr. Staggs continued: “Our Enteris division signed an Exclusive Option and Asset Purchase agreement with a strategic partner granting the partner a two-year exclusive option to purchase certain Enteris tangible assets in exchange for a series of payments. We received the first low-single digit million-dollar option fee in April and expect to receive the first guaranteed revenue payment at the mid-year mark. Our first quarter results did not include any revenue from the agreement. The Enteris team is working with our partner to increase the project pipeline and generate new business.”

Mr. Staggs concluded: “We are pursuing multiple loan and royalty opportunities while remaining cognizant of increased competition in certain pockets of the life science finance market. We are focused on opportunities to partner with commercial-stage life science companies that possess high-margin, moated products with demonstrated strategic value. We are also working with our non-accrual borrowers to achieve beneficial resolutions. Finally, management and the Board remain committed to returning value to shareholders through the ongoing share repurchase program.”

First Quarter 2024 Financial Results

For the first quarter 2024, SWK reported total revenue of $11.8 million, a 25.5% increase compared to $9.4 million for the first quarter 2023. The $2.4 million increase in revenue for the three months ended March 31, 2024 consisted of a $2.2 million increase in Finance Receivables segment revenue and a $0.2 million increase in Pharmaceutical Development segment revenue. The $2.2 million increase in Finance Receivables segment revenue was primarily due to a $4.1 million increase in interest and fees earned due to funding new and existing loans offset by $1.9 million decrease in interest, fees and royalties earned on finance receivables that were paid off in 2023.

Income before income tax expense for the quarter decreased to $1.1 million for the three months ended March 31, 2024, compared to $4.5 million for the same period of the previous year. The year-over-year decrease is primarily due to a $6.0 million impairment in our loan portfolio and a $1.1 million increase in interest expense, offset by a $2.4 million increase in consolidated revenue.

GAAP net income for the quarter ended March 31, 2024, decreased to $0.9 million, or $0.07 per diluted share, from $4.6 million, or $0.36 per diluted share, for the first quarter 2023.

For the first quarter 2024, non-GAAP adjusted net income was $1.5 million, a decrease from $5.7 million for the first quarter 2023. Non-GAAP adjusted net income for the Finance Receivables segment was $2.7 million, a decrease from $7.3 million for the first quarter 2023.

During the three months ended March 31, 2024, there were $19.1 million in investment cash inflows in which $6.3 million were principal loan repayments. Gross income-producing assets (defined as finance receivables and corporate debt securities) totaled $274.5 million as of March 31, 2024. This is a 10.3% increase compared with gross income-producing assets of $248.8 million as of March 31, 2023. The allowance for credit loss at quarter’s end totaled $13.2 million, an increase from $11.8 million in the first quarter of 2023. Net income-producing assets (defined as finance receivables and corporate debt securities) totaled $261.3 million as of March 31, 2024. Gross total investment assets, which include income-producing assets plus equity-linked securities, were $275.5 million as of March 31, 2024, compared to March 31, 2023, gross total investment assets of $249.6 million. Net total investment assets totaled $262.3 million as of March 31, 2024.

Book value per share was $22.46 as of March 31, 2024, a 5.0% increase compared to $21.39 as of March 31, 2023. Non-GAAP tangible financing book value per share totaled $19.69, a 6.8% increase compared to $18.45 at March 31, 2023. Management views non-GAAP tangible financing book value per share as a relevant metric to value the Company’s core finance receivable business. Non-GAAP tangible financing book value per share removes the value of the deferred tax assets and Enteris net asset value.

Tables detailing SWK’s financial performance for the first quarter 2024 are below.

Portfolio Status

SWK did not close any financings during the quarter and funded $0.4 million to an existing borrower. After quarter end, SWK advanced $2.0 million to an existing, performing borrower.

For the first quarter 2024, the realized yield of the finance receivables portfolio was 16.3%, a 100 bps increase compared to 15.3% for the same period in the previous year. The realized yield was negatively impacted by the classification of the $6.8 million loan to Exeevo to non-accrual status during the quarter. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield may differ from the effective yield due to actual cash collections being greater or lesser than modeled.

As of March 31, 2024, non-accrual finance receivables totaled $26.8 million. Of the total $26.8 million, $10.4 million consisted of a non-accrual financing originally to Flowonix Medical, $6.8 million consisted of a loan to Exeevo, $3.6 million consisted of a loan to Trio Healthcare, $3.6 million consisted of a royalty purchase originally to Ideal Implant, and $2.5 million consisted of a royalty to Best ABT, Inc.

As of March 31, 2024, SWK had $5.0 million of unfunded commitments, and after quarter close added an additional $5.0 million of unfunded commitments.

Total portfolio investment activity for the three months ended March 31, 2024, and 2023 was as follows (in thousands):

	Three Months Ended March 31,
	2024	2023
Beginning Portfolio	$276,311	$237,851
Provision for credit losses and impairments	(5,323)	—
Interest paid-in-kind	477	351
Investment in marketable investments	346	(185)
Investment in finance receivables	446	12,990
Loan discount and fee accretion	1,250	1,020
Net unrealized gain (loss) on marketable investments and warrant assets	(33)	(982)
Warrant and equity investments, net of sales and cancellations	(984)	444
Fair value remeasurement of finance receivable	(832)	—
Principal payments received on investments	(6,464)	(498)
Royalty (paydowns) accretion	(2,905)	(1,418)
Ending Portfolio	$262,289	$249,573

Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three-month periods ended March 31, 2024 and 2023. The table eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities, amortization of Enteris intangible assets, foreign currency transaction losses, and any non-cash impact on the remeasurement of contingent consideration.

	Three Months Ended March 31,
	2024	2023
Net income	$861	$4,635
Add (subtract): Income tax (benefit) expense	229	(109)
Add: Enteris amortization expense	289	426
Add (subtract): Unrealized net gain on warrants assets	95	982
Add: Loss on exercise of warrant	143	—
Add: Foreign currency transaction loss	(87)	(186)
Adjusted income before income tax (benefit) expense	1,530	5,748
Adjusted income tax (benefit) expense	—	—
Non-GAAP net income	$1,530	$5,748

In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants, as mark-to-market changes are non-cash, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris intangible assets, and (iv) (gain) loss on remeasurement of contingent consideration, , and (v) foreign currency (loss) gain.

Finance Receivables Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s consolidated adjusted income before provision for income tax expense, listed in the table above, to the non-GAAP adjusted net income for the Finance Receivable segment for the three-month periods ended March 31, 2024 and 2023. The table eliminates Enteris operating (income) loss. The adjusted income before income tax expense is derived in the table above and eliminates income tax expense, non-cash mark-to-market changes on equity securities.

	Three Months Ended March 31,
	2024	2023
Non-GAAP net income	$1,530	$5,748
Add (subtract): Enteris operating loss (income), excluding amortization expense and change in fair value of contingent consideration	1,166	1,546
Adjusted Finance Receivable segment income before income tax (benefit) expense	$2,696	$7,294
Adjusted income tax (benefit) expense	—	—
Finance Receivables segment adjusted non-GAAP net income	$2,696	$7,294

Non-GAAP Tangible Finance Book Value Per Share

The following table provides a reconciliation of SWK’s GAAP book value per share to its non-GAAP tangible finance book value per share as of March 31, 2024 and 2023. The table eliminates the deferred tax assets, intangible assets, goodwill, Enteris property and equipment and acquisition-related contingent consideration (in thousands, except per share data):

	Three Months Ended March 31,
	2024	2023
GAAP shareholder’s equity	$280,288	$274,385
Shares outstanding	12,482	12,830
GAAP book value per share	$22.46	$21.39

Less: Deferred tax assets, net	(28,077)	(27,128)
Less: Intangible assets, net	(6,198)	(7,764)
Less: Goodwill	—	(8,404)
Less: Enteris Property and equipment, net	(5,102)	(5,599)
Plus: Contingent consideration payable	4,900	11,200
Non-GAAP tangible finance book value	245,811	236,690
Shares outstanding	12,482	12,830
Non-GAAP Tangible book value per share	$19.69	$18.45

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income, non-GAAP finance receivable segment net income, and non-GAAP tangible financing book value per share, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).

Non-GAAP adjusted net income is adjusted for certain items (including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) changes in the fair-market value of contingent consideration associated with the Enteris acquisition as these changes are non-cash, and (iv) depreciation and amortization expenses, primarily associated with the Enteris acquisition.

In addition to the adjustments noted above, non-GAAP finance receivable segment net income also excludes Enteris operating losses.

Non-GAAP tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris PP&E, and contingent consideration associated with the Enteris transaction.

These non-GAAP measures may not be directly comparable to similar measures used by other companies in the Company's industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to better understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Further, non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

Conference Call Information

SWK Holdings will host a conference call and live audio webcast on Thursday, May 16, 2024, at 10:00 a.m. ET, to discuss its corporate and financial results for the first quarter 2024.

Interested participants and investors may access the audio webcast via the Events section of SWK Holdings’ Investor Relations website, https://swkhold.investorroom.com/events, or https://www.webcaster4.com/Webcast/Page/3029/50578.

Additionally, interested participants and investors may access the conference call telephonically by dialing either:

a.	888-506-0062 (U.S.)
b.	973-528-0011 (International)
c.	Participant Access Code: 282310

An archive of the webcast will remain available on SWK Holdings’ website for 12 months beginning at approximately 11:00 a.m. ET, on May 16, 2024.

About SWK Holdings Corporation

SWK Holdings Corporation is a life science focused specialty finance company partnering with small- and mid-sized commercial-stage healthcare companies. SWK provides non-dilutive financing to fuel the development and commercialization of lifesaving and life-enhancing medical technologies and products. SWK’s unique financing structures provide flexible financing solutions at an attractive cost of capital to create long-term value for all SWK stakeholders. SWK’s solutions include structured debt, traditional royalty monetization, synthetic royalty transactions, and asset purchases typically ranging in size from $5.0 million to $25.0 million. SWK also owns Enteris BioPharma, a clinical development and manufacturing organization providing development services to pharmaceutical partners as well as innovative formulation solutions built around its proprietary oral drug delivery technologies, the Peptelligence® platform. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor For Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Tiberend Strategic Advisors, Inc.

Daniel Kontoh-Boateng (Investors)

dboateng@tiberend.com

Jason Rando (Media)

jrando@tiberend.com

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2024	December 31, 2023
Assets:
Current assets:
Cash and cash equivalents	$5,498	$4,503
Restricted cash	—	733
Interest, accounts receivable and other receivables, net	6,352	4,729
Other current assets	2,086	1,904
Total current assets	13,936	11,869

Finance receivables, net of allowance for credit losses of $13,224 and $13,901 as of March 31, 2024 and December 31, 2023, respectively	261,285	274,504
Collateral on foreign currency forward contract	2,750	2,750
Marketable investments	394	48
Deferred tax assets, net	28,077	28,290
Warrant assets	610	1,759
Intangible assets, net	6,198	6,487
Property and equipment, net	5,212	5,438
Other non-current assets	3,888	3,109
Total assets	$322,350	$334,254

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable and accrued liabilities	$4,376	$3,944
Total current liabilities	4,376	3,944

Contingent consideration payable	4,900	4,900
Unsecured senior notes, net	30,927	30,781
Revolving credit facility	—	12,350
Other non-current liabilities	1,859	1,964
Total liabilities	42,062	53,939

Commitments and contingencies (Note 6)

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,481,944 and 12,497,770 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	12	12
Additional paid-in capital	4,424,216	4,425,104
Accumulated deficit	(4,143,940)	(4,144,801)
Total stockholders’ equity	280,288	280,315
Total liabilities and stockholders’ equity	$322,350	$334,254

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Revenues:
Finance receivable interest income, including fees	$11,454	$9,260
Pharmaceutical development	279	118
Other	46	33
Total revenues	11,779	9,411
Costs and expenses:
Provision for credit losses	5,323	—
Interest expense	1,256	182
Pharmaceutical manufacturing, research and development expense	530	719
Depreciation and amortization expense	514	648
General and administrative	2,684	2,540
Income from operations	1,472	5,322
Other income (expense), net
Unrealized net loss on warrants	(95)	(982)
Loss on exercise of warrants	(143)	—
Realized loss on sale of marketable investments	(231)	—
Gain on foreign currency transactions	87	186
Income before income tax expense (benefit)	1,090	4,526
Income tax expense (benefit)	229	(109)
Net income	$861	$4,635

Net income per share
Basic	$0.07	$0.36
Diluted	$0.07	$0.36
Weighted average shares outstanding
Basic	12,475	12,833
Diluted	12,540	12,875

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$861	$4,635
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	5,323	—
Right-of-use asset amortization	91	68
Amortization of debt issuance costs	248	15
Deferred income taxes	229	(122)
Change in fair value of warrants	95	982
Loss on exercise of warrants	143	—
Foreign currency transaction (gain) loss	(918)	186
Realized loss on sale of equity securities	231	—
Loan discount and fee accretion on finance receivables	(1,256)	(1,466)
Interest paid-in-kind	(478)	(351)
Stock-based compensation	111	35
Depreciation and amortization	514	648
Changes in operating assets and liabilities:
Interest, accounts, and other receivables	(1,623)	(1,251)
Derivative assets and liabilities, net	831	(388)
Other assets	(283)	(915)
Accounts payable and other liabilities	311	(1,412)
Net cash provided by operating activities	4,430	664

Cash flows from investing activities:
Sale of marketable investments	258	—
Investment in finance receivables	(446)	(12,990)
Repayment of finance receivables	9,362	1,906
Corporate debt securities principal payments	7	10
Purchases of property and equipment	—	(8)
Net cash provided by (used in) investing activities	9,181	(11,082)

Cash flows from financing activities:
Net (payments on) proceeds from credit facility	(12,350)	8,037
Repurchases of common stock, including fees and expenses	(999)	(531)
Net cash (used in) provided by financing activities	(13,349)	7,506

Net increase (decrease) in cash, cash equivalents, and restricted cash	262	(2,912)
Cash, cash equivalents, and restricted cash at beginning of period	5,236	6,156
Cash, cash equivalents, and restricted cash at end of period	$5,498	$3,244